Exhibit 10.46

BUSINESS RESOURCE GROUP
EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is dated as of August
3, 1999 by and between Richard Nellis ("Employee") and Business Resource
Group, a California corporation, including any wholly-owned subsidiaries of Business Resource Group (collectively, the "Company").
Recitals:
        A.      The Employee was previously employed as Treasurer and
Secretary of Modern Office Interiors, Inc. ("MOI"), a North Carolina
corporation engaged in the sale of office furniture and related services in Morrisville, North Carolina.
        B.      Pursuant to that certain Asset Purchase Agreement dated as of
August 3, 1999 by and among MOI, the Company, MOI Acquisition Corp., a
California corporation and wholly-owned subsidiary of the Company
("Acquisition Corp."), and certain other parties named therein, the
Company has purchased substantially all of the assets of MOI (the
"Assets") as set forth therein (the "Asset Purchase Agreement"), which
Assets shall be deployed through Acquisition Corp.
        C.      In consideration of and as an inducement to the Company
entering into the Asset Purchase Agreement, and subject to the execution of the Asset Purchase Agreement, the parties, intending to be bound hereby, have agreed to execute an employment agreement in the form hereof in order to assure continuance of Employee's service in connection with the Assets.
        NOW, THEREFORE, the parties hereto agree as follows:
1.      Term of Agreement.  This Agreement shall commence on the date hereof and shall have a term of three (3) years (the "Original Term"), unless earlier terminated by either party pursuant to Section 4 below.
2.      Duties.
(a)     Position.  Employee shall be employed as President of
Acquisition Corp., and as such will have primary responsibility for managing the sales operations of the Acquisition Corp. and will initially report to the Company's Chief Executive Officer.
(b)     Obligations to the Company.  Employee agrees to the
best of his ability and experience that he will at all times loyally and conscientiously perform all of the duties and obligations required of and from Employee pursuant to the express and implicit terms hereof to the reasonable satisfaction of the Company.  During the term of Employee's employment relationship with the Company, Employee further agrees that he will devote all of his business time and attention to the business of the
Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, Employee will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and Employee will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.
Nothing in this Agreement will prevent Employee from owning no more than
1% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange or The Nasdaq Stock Market.
Employee will comply with and be bound by the Company's operating policies, procedures and practices from time to time in effect during the term of Employee's employment.
3.      Compensation.  For the duties and services to be performed by
Employee hereunder, the Company shall pay Employee, and Employee agrees to accept, the salary and other benefits as described below in this
Section 3.
(a)     Salary.  Employee shall receive a monthly salary of
$6,800, which is equivalent to $81,600 on an annualized basis.
Employee's monthly salary will be payable pursuant to the Company's normal payroll practices.  Employee's base salary shall be reviewed annually pursuant to the Company's normal compensation review practices by the Company's Board of Directors, its Compensation Committee or the
Chief Executive Officer of the Company, and any increase will be effective as of the date determined appropriate by the Board of
Directors, its Compensation Committee or the Chief Executive Officer.
(b)     Additional Benefits.  Employee will be eligible to
participate in the Company's employee benefit plans of general application, including, without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law.
Notwithstanding the foregoing sentence, Employee shall be allowed to continue to receive standard medical benefit plan provided to him by MOI.
Employee will be eligible for vacation and sick leave in accordance with the policies in effect during the term of this Agreement (currently 3 weeks of accrued paid vacation per year and  7 paid holidays per year)
and will receive such other benefits as the Company generally provides to its other employees of comparable position and experience, including, but not limited to, participation in the Company's 401(k) plan and employee stock purchase plan.
(c)     Reimbursement of Expenses.  Employee shall be
authorized to incur on behalf and for the benefit of, and shall be reimbursed by, the Company for reasonable expenses, provided that such expenses are substantiated in accordance with Company policies.
4.      Termination of Employment and Severance Benefits.  The
Company and Employee acknowledge and agree that, notwithstanding the specified term of this Agreement, Employee's employment is and shall continue to be at-will, as defined under applicable law, and that
Employee's employment with the Company may be terminated by either party at any time for any or no reason.  If Employee's employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in Section 4(a)
below.  The rights and duties created by this Section 4 may not be modified in any way except by a written agreement executed by the Chief
Executive Officer of the Company.
        (a)     Severance Benefits.  If Employee's employment is
involuntarily terminated by the Company other than for Cause (as defined below), Employee will be entitled to receive payment of severance benefits equal to Employee's regular monthly salary until the earlier of
(i) six months (6) after the termination date; or (ii) the date on which
Employee commences full-time employment, part-time employment, or some combination thereof pursuant to which Employee works or is paid for an equivalent of at least 30 hours per week (the "Severance Period").  Such severance payments shall be made ratably over the Severance Period according to the Company's standard payroll schedule.  Health insurance benefits with the same coverage provided to Employee prior to the termination (e.g. medical, dental, optical, mental health) and in all other respects significantly comparable to those in place immediately prior to the termination will be provided at the Company's cost over the
Severance Period.
Employee's entitlement to any severance benefits under this
Section 4(a) is conditioned upon Employee's execution and delivery to the
Company of (i) a general release of all claims in the form provided by the Company at the time of termination and (ii) a resignation from all of
Employee's positions with the Company in a form satisfactory to the
Company.
        (b)      Cause.  For purposes of this Agreement, "Cause" for
Employee's termination will exist at any time after the happening of one or more of the following events:
        (i)     Employee's willful misconduct or gross negligence
in performance of his duties hereunder, as determined in good faith by the Company, including Employee's refusal to comply in any material respect with the legal directives of the Company's Chief Executive
Officer or Board of Directors so long as such directives are not inconsistent with Employee's then-current position and duties, and such refusal to comply is not remedied within 10 working days after written notice from the Company to Employee, which written notice shall state that failure to remedy such conduct may result in an involuntary termination for Cause;
        (ii)    Dishonest or fraudulent conduct, a deliberate
attempt to do an injury to the Company or the conviction of a felony; or
        (iii)   Employee's incurable material breach of any
element of the Company's Confidential Information and Invention
Assignment Agreement, including, without limitation, Employee's theft or other misappropriation of the Company's proprietary information.
5.      Confidentiality Agreement.  Employee shall sign, or has
signed, a Confidential Information and Invention Assignment Agreement
(the "Confidentiality Agreement") substantially in the form attached hereto as Exhibit A.  Employee hereby represents and warrants to the
Company that he has complied with all obligations under the
Confidentiality Agreement and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this
Agreement or of Employee's employment relationship with the Company.
6.      Employee Covenants.  Employee hereby agrees that he shall
not, during the term of his employment pursuant to this Agreement and for a period of either:  (i) two years following the expiration of the
Original Term; or (ii) three years following termination of this
Agreement by either party, whichever period is longer (the "Noncompete
Period"), do any of the following without the prior written consent of the Company's Board of Directors:
(a)     Solicit Business.  Solicit or influence or attempt to
influence any client, customer or other person either directly or indirectly, to direct his, her or its purchase of the Company's or
Acquisition Corp.'s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company or Acquisition Corp.
(b)     Solicit Personnel.  Solicit or influence or attempt to
influence any person employed by the Company or Acquisition Corp. to terminate or otherwise cease his or her employment with the Company or
Acquisition Corp. or become an employee of any competitor of the Company or Acquisition Corp.
(c)     Compete.  Carry on any business or activity (whether
directly or indirectly, as a partner, stockholder, principal, agent, director, affiliate, employee or consultant) which is competitive with the business conducted by the Company or Acquisition Corp. (as conducted now or during the Noncompete Period), nor engage in any other activities that conflict with Employee's obligations to the Company or Acquisition
Corp.
(d)     Acknowledgment.  The Employee acknowledges and agrees
that the covenants set forth in this Section 6 are essential to the growth and stability of the business of Acquisition Corp. during the five years after acquisition of the Assets by the Company and to the continuing viability of such business.
7.      Conflicts.  Employee represents that his performance of all the terms of this Agreement will not breach any other agreement to which
Employee is a party.  Employee has not, and will not during the term of this Agreement (and during the Noncompete Period with respect to Section
6 above only), enter into any oral or written agreement in conflict with any of the provisions of this Agreement.  Employee further represents that he is entering into or has entered into an employment relationship with the Company of his own free will and that he has not been solicited as an employee in any way by the Company.
8.      Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agrees expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  The terms of this Agreement and all of Employee's rights hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
9.      Miscellaneous Provisions.
(a)     Amendments and Waivers.  Any term of this Agreement may
be amended or waived only with the prior written consent of the parties.
(b)     Sole Agreement.  This Agreement, including any Exhibits
hereto, constitutes the sole agreement of the parties, and supersedes all oral negotiations and prior writings, with respect to the subject matter hereof.
(c)     Notices.  Any notice required or permitted by this
Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.
(d)     Choice of Law.  The validity, interpretation,
construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.
(e)     Severability.  If one or more provisions of this
Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this
Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
(f)     Counterparts.  This Agreement may be executed in
counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
(g)     Arbitration.  Any dispute or claim arising out of or in
connection with this Agreement will be finally settled by binding arbitration in Raleigh, North Carolina in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules.  The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.  This Section
9(g) shall not apply to the Confidentiality Agreement.
(h)     Advice of Counsel.  EACH PARTY TO THIS AGREEMENT
ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE
OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ
AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS
AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE
DRAFTING OR PREPARATION HEREOF.
[Signature Page Follows]

The parties have executed this Employment Agreement the date first written above.

BUSINESS RESOURCE GROUP

By:

Name: ______________________________

Title:

Address:        2150 North First Street
        Suite 101
        San Jose, CA 95131

Richard nellis

Signature:

Address:

EXHIBIT A
CONFIDENTIALITY AND ASSIGNMENT AGREEMENT
In consideration of, and as a condition of my employment with
Business Resource Group, a California corporation (the "Company"), doing business in the State of California located at 2150 North First Street,
Suite 101, San Jose, California  95131, I hereby represent to and agree with the Company as follows:
1.      Purpose of Agreement.  I understand that the Company is
engaged in a continuous program of production, sales and marketing in connection with its business and that it is critical for the Company to preserve and protect its Proprietary Information (as defined below), its rights in Inventions (as defined below) and in all related rights.
2.      Disclosure of Inventions.  I will promptly disclose in
confidence to the Company all inventions, improvements, designs, original works of authorship, processes, computer software programs, databases and trade secrets ("Inventions") that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment.
3.      Work for Hire; Assignment of Inventions.  I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are "works for hire" under the Copyright Act and that the
Company will be considered the author and owner of such copyrightable works.  I agree that all Inventions, and all patent, copyright, trade secret, and other intellectual property rights relating to such
Inventions, that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by me for the Company, or (c) relate to the Company's business or current or anticipated research and development, will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the
Company.
4.      Assistance.  I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company's
Inventions in any and all countries and I will execute any documents that the Company may reasonably request for such purpose both before and after my employment with the Company terminates.  I hereby appoint the
Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.
5.      Proprietary Information.  I understand  that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company that relates to the business of the
Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence ("Proprietary
Information").  Such Proprietary Information includes but is not limited to Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information and customer lists.
6.      Confidentiality.  At all times, both during my employment and after its termination, I will keep and hold all such Proprietary
Information in strict confidence and trust, and I will not use or disclose any of such Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company.  Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work, including without limitation all documents and materials containing
Proprietary Information.  My obligations under Section 5 above and this
Section 6 shall survive any termination of my employment with the
Company.
7.      Solicitation of Employees, Consultants and Other Parties.  I
agree that during the term of my employment or consulting relationship with the Company, and for a period of 24 months following the termination of my relationship with the Company for any reason, I shall not directly or indirectly solicit, induce, recruit or encourage any of the Company's employees or consultants to terminate their relationship with the
Company, or attempt any of the foregoing, either for myself or any other person or entity.  For a period of 24 months following termination of my relationship with the Company for any reason, I shall not solicit any licensor to or customer of the Company or licensee of the Company's products, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the
Company or under development as of the date of termination of my relationship with the Company.
8.      No Breach of Prior Agreement.  I represent that my
performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information or similar agreement with any former employer or other party.  I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials of a former employer that are not generally available to the public or have not been legally transferred to the Company.
9.      Severability.  In the event that any provision of this
Agreement is found by a court, arbitrator or other tribunal to be illegal, invalid or unenforceable, then such provision shall not be voided, but shall be enforced to the maximum extent permissible under applicable law, and the remainder of this Agreement shall remain in full force and effect.
10.     No Duty to Employ.  I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time.  This Agreement shall be effective as of the first day of my employment by the Company.
11.     Assignment.  I agree that this Agreement may be assigned to any successor or parent corporation of the Company.
12.     Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without reference to rules of conflict of law.
13.     Remedies.  I understand and acknowledge that any breach or threatened breach of this Agreement by me is likely to cause or threaten irreparable harm to the Company, and, accordingly, I agree that in such event, the Company shall be entitled to equitable relief to protect its interest therein, including but not limited to preliminary and permanent injunctive or mandatory relief, as well as money damages.  This Section
13 shall survive any termination of my employment with the Company.
14.     Entire Agreement.  This Agreement sets forth the entire
Agreement and understanding of the parties relating to its subject matter and merges all prior discussions and agreements between them.  No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties.
15.     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Confidentiality and Assignment Agreement as of August ___, 1999.

BUSINESS RESOURCE GROUP                 EMPLOYEE:
("COMPANY")

By: _____________________________

                                                        Richard Nellis
Title: ____________________________

Address:        2150 North First Street         Address:        ____________________________
        Suite 101                       ____________________________
        San Jose, CA  95131